Exhibit 107

Calculation of Filing Fee Table

SC TO

(Form Type)

ATI Physical Therapy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation(1)	Fee Rate(2)	Amount of Filing Fee
Fees to be paid	$4,702,500.00	$0.00015310	$719.96
Fees previously paid	—		—
Total Transaction Valuation	$4,702,500.00		$4,702,500.00
Total Fees Due for Filing			$719.96
Total Fee Offsets			—
Net Fee Due			$719.96

(1)	Estimated solely for purposes of calculating the filing fee. This calculation is based on ATI Physical Therapy, Inc.’s offer to purchase up to 1,650,000 shares of its Class A common stock, par value $0.0001 per share (the “Shares”) at a purchase price of $2.85 per Share, net to the seller in cash, without interest thereon and subject to any required tax withholding, upon the terms and subject to the conditions of the Offer to Purchase, dated December 17, 2024, and the related Letter of Transmittal.

(2)	The filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 1 for Fiscal Year 2025, issued August 20, 2024, equals $153.10 per million dollars of the value of the transaction.